Exhibit 2.1

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

REZOLUTE, INC.

(a Delaware corporation)

INTO

ANTRIABIO, INC.

(a Delaware corporation)

AntriaBio, Inc., a Delaware corporation (the “Company”), in accordance with Section 253 of the Delaware General Corporation Law, does hereby certify as follows:

1.       The Company is incorporated pursuant to the laws of the Delaware General Corporation Law.

2.       The Company owns all of the outstanding shares of common stock of Rezolute, Inc., a Delaware corporation (the “Subsidiary”). The Subsidiary has no shares of any other class or series of stock outstanding.

3.        The Company, by the following resolutions of its Board of Directors, duly adopted on December 2, 2017, determined to merge into itself the Subsidiary on the conditions set forth in such resolutions:

WHEREAS, this Board of Directors desires to approve the merger of Rezolute, Inc., a wholly-owned Delaware subsidiary of the Company (the “Subsidiary”), with and into the Company and establish the terms and conditions of such merger in accordance with the provisions of Section 253 of the Delaware General Corporation Law;

NOW BE IT, RESOLVED, that the merger of the Subsidiary with and into the Company pursuant to the provisions of Section 253 of the Delaware General Corporation Law and the provisions set forth below is hereby approved.

RESOLVED, that, on the date that is ten (10) calendar days from the date a Certificate of Ownership and Merger is filed with the Delaware Secretary of State (the “Effective Date”), the identity, existence, purposes, powers, objects, franchises, privileges, rights and immunities of the Company shall continue in effect and unimpaired by the merger, and the corporate franchises, existence and rights of the Subsidiary shall be merged into the Company and the Company shall, as the surviving corporation, be fully vested therewith; and, further, that the separate existence and corporate organization of the subsidiary, except as they may continue by statute, shall cease of the Effective Date.

RESOLVED, that, as of the Effective Date, all shares of the Subsidiary’s Common Stock held by the Company shall be cancelled.

RESOLVED, that the Certificate of Incorporation of the Company shall continue to be the Certificate of Incorporation of the Company as the surviving corporation and shall remain in effect until it shall be amended or altered in accordance with the provisions thereof; provided, however, that Article I of such Certificate of Incorporation shall be amended to read as follows:

“FIRST: The Name of the Corporation is Rezolute, Inc.”

RESOLVED, that the officers of the Company are hereby authorized and directed to execute a Certificate of Ownership and Merger in accordance with the terms set forth in these resolutions and to file, or tender for filing, and record and take such other action as may be necessary to effectuate the merger and the actions contemplated hereby in any and all jurisdictions where such filing, recording or other action shall be required.

4.       The Certificate of Ownership and Merger shall be effective on December 18, 2017.

IN WITNESS WHEREOF, the undersigned has signed his name and affirmed that this instrument is the act and deed of the Company and that the statements herein are true, under penalties of perjury, this 6th day of December, 2017.

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ANTRIABIO, INC.,
a Delaware corporation

By:	/s/ Nevan Elam
Name: Nevan Elam
Title: Chief Executive Officer

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